Exhibit 99.1

QHSLab (OTCQB:USAQ) Reports 127% Year-Over-Year ISP Growth and Launches Q-Connect GLP-1 Support Assessment

Unaudited Q1 2026 ISP revenue of $370,000, up from $163,000 in Q1 2025, representing 127% year-over-year growth

Growth supported by expanding provider adoption, the launch of the Q-Connect AOM and GLP-1 Support Assessment, and continued development of personalized cardiometabolic health journeys

Platform expansion into metabolic and behavioral health strengthens patient engagement and broadens recurring care opportunities

West Palm Beach, FL, April 21, 2026 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a digital health company focused on scalable, reimbursable care pathways for primary care and specialty practices, today provided an early second quarter 2026 update to shareholders, highlighting continued growth in its Integrated Service Program (ISP) and the launch of its Q-Connect anti-obesity medications (AOMs) and GLP-1 Support Assessment and Personalized Health Journeys Program.

For the first quarter of 2026, the Company generated unaudited ISP revenue of approximately $370,000, compared to $163,000 for the same period in 2025, representing an increase of $207,000, or 127% year-over-year growth. The increase reflects continued adoption of the Company’s recurring digital care model across its growing base of provider practices.

The ISP platform enables practices to identify, monitor, and support patients across multiple conditions through digital assessments, structured reporting, and ongoing engagement outside the traditional office visit. The Company believes this model aligns clinical care with existing reimbursement pathways while reducing workflow burden for providers.

“This level of growth reflects what we are seeing in the field every day,” said Troy Grogan, Chief Executive Officer of QHSLab. “Practices are looking for practical ways to deliver better care, document what they are already doing, and be appropriately reimbursed. Our platform is designed to fit into that reality without adding complexity.”

As part of its continued platform expansion, QHSLab also announced the launch of Q-Connect GLP-1, a new assessment and health journeys program designed to support patients using anti-obesity medications (AOMs), including GLP-1 therapies, as well as individuals seeking to improve overall cardiometabolic health, quality of life and daily functioning.

“GLP-1 medications are an important tool, but they are only one part of the equation,” said Dr. Marcos Sanchez-Gonzalez, Vice President of Scientific and Medical Affairs at QHSLab. “Patients experience changes that go beyond weight, including sleep, mood, stress, daily habits and cardiometabolic. Q-Connect GLP-1 helps patients understand and manage those changes in a structured and scalable way.”

“From an endocrinology perspective, anti-obesity medications (AOMs), including GLP-1 therapies, are most effective when supported by consistent patient engagement and behavioral insight,” said Reza Yavari, MD, Board Certified in Endocrinology, Diabetes and Metabolism. “Research consistently shows that patients who receive structured lifestyle support achieve better outcomes over time. What is often missing in clinical practice is a structured way to monitor how patients are adapting to treatment day-to-day. Q-Connect helps close that gap by bringing visibility to factors like sleep, stress, appetite changes, and adherence, which ultimately influence outcomes.”

The assessment is designed to integrate into existing clinical workflows and can be deployed before visits, during care, or as part of ongoing population health strategies. Q-Connect also extends beyond GLP-1 use, supporting broader patient populations interested in improving lifestyle behaviors and long-term health outcomes.

“With Q-Connect, we continue to build on our core infrastructure approach,” added Grogan. “This is about helping practices deliver consistent, measurement-based care across conditions, while creating a better experience for patients and providers.”

The Q-Connect GLP-1 Support Assessment and Personalized Health Journeys Program is now available to QHSLab partner practices nationwide.

For additional information, including the Company’s latest corporate presentation, please visit the QHSLab investor relations website at https://www.qhslab.com/for-investors

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health infrastructure company supporting independent primary care practices through workflow-integrated digital screening, clinical decision support, and care management services. The Company’s platform is designed to help physicians identify and manage underdiagnosed behavioral health and chronic conditions while supporting reimbursable clinical activities that occur both during and outside traditional office visits. QHSLab generates revenue primarily through recurring service fees from participating medical practices. The Company also operates an allergy diagnostics and treatment service line under the AllergiEnd® brand. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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